Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

MOSAIC ISSUES MARKET UPDATE AND PRELIMINARY FOURTH QUARTER 2025 SALES RESULTS
Tampa, FL, January 16, 2026 – The Mosaic Company (NYSE: MOS) today provided an update on fertilizer markets and preliminary selected fourth quarter 2025 results.

North American fertilizer demand declined well beyond normal seasonal softness in the fourth quarter, as fall applications were weak due to sustained pressure on grower economics and were exacerbated by an early onset of winter weather that compressed the application window. The market conditions were particularly challenging for phosphates due to lower relative affordability as compared to potash. Overall North America phosphate market shipments are estimated to have been down approximately 20% in the fourth quarter compared to a year ago. North American potash demand was also negatively affected, though only modestly.

The challenging market environment significantly impacted Mosaic fourth quarter performance with phosphate sales volumes at approximately 1.3 million tonnes and potash sales volumes at approximately 2.2 million tonnes.

In the fourth quarter, to respond to weaker demand, Mosaic adjusted its phosphate production plan and product mix, and redirected products to markets with stronger demand, resulting in production volumes that remained consistent with the prior quarter.

Challenging market conditions also weighed on cash flow with fourth quarter results pressured by lower sales and the resulting inventory build.

Brazil’s fertilizer market deteriorated further in the fourth quarter, with intensifying credit constraints and heightened supplier competition, driven by an influx of lower-analysis phosphate products from China, which weighed heavily on demand and margins. As a result, Mosaic Fertilizantes’ sales volumes fell meaningfully short of expectations. Full year sales volumes were approximately 9 million tonnes—flat year over year, but reflective of the broader market downturn.

Despite the extraordinarily weak fourth quarter, 2026 is positioned to be more constructive. Growers are expected to replenish nutrients removed by last year’s strong crop, and additional government support payments are poised to stimulate demand for the North American spring application period. Phosphate markets are balanced to tight, a dynamic that is becoming more evident as spring demand accelerates, and as lower Chinese exports more acutely impact global markets, following that country’s announcement of broader and longer-duration phosphate export restrictions that are expected to be in place through at least the first half of the year. Prices have already responded positively to global demand since the start of the year. Potash markets are balanced, and China’s early contract settlement is expected to provide greater price stability and supports a positive outlook for Canpotex. Current industry expectations suggest that global phosphate and potash shipments could reach record levels in 2026. In Brazil, credit constraints persist but expanding planted acreage and strong crop yields are expected to support fertilizer demand in 2026 as growers rebuild soil nutrients, potentially setting another record for fertilizer demand in 2026. Importantly, the surge of low analysis phosphate imports from China does not appear likely to repeat itself given the export restrictions noted above.

Taken together, these factors suggest an improving outlook as the year progresses.

Fourth Quarter 2025 Earnings Release Webcast and Conference Call Information
The Mosaic Company (NYSE:MOS) plans to release full fourth quarter 2025 earnings results on Tuesday, February 24, 2026, after close of trading on the New York Stock Exchange. The company will issue a news wire alert when materials are publicly available on the company's website. On Wednesday, February 25, beginning 11:00 a.m. Eastern Time, the company will host a conference call to discuss the results.
Conference Call Details:
Dial-in number (Toll Free): +1 877-883-0383
International Dial-in number: +1-412-902-6506
Participant Elite Entry Number: 3126947

Link to Webcast of the Conference Call:
https://investors.mosaicco.com/events-and-presentations/default.aspx
A webcast of the conference call may be accessed through Mosaic's website at www.mosaicco.com/investors. An audio replay of the call will be available up to one year from the time of the earnings call.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Through its Mosaic Biosciences platform, the company is also advancing the next generation biological solutions to help farmers improve nutrient use efficiency and crop performance sustainably. Mosaic provides a single-source supply of phosphate, potash, and biological products for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Contacts:

Investors: Jason Tremblay, 813-775-4282 jason.tremblay@mosaicco.com Joan Tong, CFA, 863-640-0826 joan.tong@mosaicco.com	Media: Ben Pratt, 813-775-4206 benjamin.pratt@mosaicco.com

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements regarding expected market conditions in 2026; anticipated demand for phosphate and potash; the impact of grower nutrient replenishment needs and government support programs; expected trends in Chinese fertilizer exports; anticipated pricing dynamics; expectations regarding Brazil’s credit environment, planted acreage and grower economics; and management’s expectations for 2026 fertilizer shipments and overall market recovery. Forward-looking statements are based on the views and assumptions of management as of the date of this release. They are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to: changes in global supply and demand for crop nutrients; variations in farmer affordability, planted acreage or weather patterns; changes in international trade flows, including Chinese export policies; raw material cost volatility; geopolitical and macroeconomic developments; credit availability in key markets such as Brazil; and other risks and uncertainties described in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. The Mosaic Company assumes no obligation to update any forward-looking statements.